MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue NEW YORK, NEW YORK 10022 TELEPHONE (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 27, 2004		NEW YORK METRO

CONTACT:	William Gorin	NYSE: MFA
(212) 207-6400
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces First Quarter 2004 Earnings Per Share of $0.32

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $21.9 million, or $0.32 per share, for the first quarter ended March 31, 2004. As of March 31, 2004, stockholders’ equity was $647.8 million, or $8.64 per share.

     On April 1, 2004, MFA announced its first quarter 2004 dividend of $0.25 per share of common stock and an additional special dividend of $0.01 per share of common stock. These dividends will be paid on April 30, 2004 to stockholders of record on April 12, 2004. Based on MFA’s opening share price of $8.97 on April 26, 2004, the first quarter dividend of $0.25 per share (excluding the special dividend) represented an annualized yield of approximately 11.1%.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, commented on MFA’s first quarter 2004 results, “First quarter results were strong and were positively impacted by a slowdown in prepayments. MFA’s fundamentals remain solid and we remain well positioned for 2004. Approximately 99% of our assets consist of mortgage-backed securities (“MBS”) guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. At March 31, 2004, approximately 89% of the MBS in MFA’s portfolio had interest rates which contractually reprice over the next 36 months. We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk.”

    “During the first quarter of 2004, the gross yield on MFA’s interest-earning assets was approximately 4.08% and the net yield on interest-earning assets was reduced to 3.22%, due primarily to premium amortization. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 3.22% and its 1.46% cost of funds, was 1.77% for the first quarter. Our assets are primarily indexed to one-year treasury rates and one-year LIBOR and, in the current low interest rate environment, we are pleased with MFA’s return on average equity for the first quarter of 15.8%.”

    Mr. Zimmerman continued, “The prepayment speed on MFA’s MBS portfolio averaged 22.9% Constant Prepayment Rate (“CPR”) during the first quarter of 2004. We anticipate that the prepayment speed on our MBS portfolio will increase during the first two months of the second quarter, reflecting refinancings already in the pipeline before the recent rise in interest rates. However, since the refinancing index has fallen substantially since March 19, 2004, we expect prepays to slow towards the end of the second quarter of 2004 and continue at this lower level into the third quarter.”

    MFA finances the acquisition of its MBS primarily by borrowing using repurchase agreements. At March 31, 2004, MFA’s debt-to-equity ratio was 8.0:1 while its assets-to-equity ratio was approximately 9.0:1. Over time, MFA expects to maintain asset-to-equity ratio of less than 11:1. As part of its interest rate strategy, MFA generally intends to maintain its asset-to-equity ratio near or below 9.5x in the second quarter.

    MFA invests in adjustable-rate and hybrid MBS (collectively, “ARM-MBS”). Due to the fact that the assets MFA owns have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In measuring its assets-to-borrowings repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted–average months until coupon adjustment or prepayment on its ARM–MBS portfolio assuming a CPR of 15%; and (b) the months remaining on its repurchase agreements applying the same CPR assumption. The CPR is applied in order to reflect, to some extent, the prepayment characteristics of interest–earning assets and interest–bearing liabilities. As of March 31, 2004, the weighted–average time to repricing or expected prepayment for MFA’s ARM–MBS portfolio was approximately 19 months while the average term remaining on its repurchase agreements was 8 months, resulting in a Repricing Gap of 11 months.

    MFA seeks to generate income from investment in high–quality ARM-MBS and other assets. At March 31, 2004, MFA had total assets of approximately $5.8 billion. As of that date, approximately 99% of these assets consisted of MBS guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS–related receivables and cash.

    Stockholders interested in reinvesting their dividends or purchasing stock directly from MFA may do so through its Discount Waiver, Dividend Reinvestment and Stock Purchase Plan (the “Plan”) by contacting Mellon Investor Services, the Plan administrator, at 1–866–249–2610 (toll free) and requesting a Plan prospectus. For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA's website at www.mfa–reit.com.

    The Company will hold a conference call on Tuesday, April 27, 2004 at 10:00 AM EDT. The number to call is (866) 225-8729 in the U.S. and Canada. International callers must dial

(303) 262–0066. The replay will be available through Tuesday, May 4, 2004 at 11:59 PM EDT, and can be accessed by dialing (800) 475–6701 in the U.S. and Canada or (320) 365–3844 internationally and entering access code: 729817. There will also be a web cast of the call on MFA’s website at www.mfa–reit.com.

    When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward–looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward–looking statements it makes. All forward–looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward–looking statements to reflect events or circumstances occurring after the date of such statements.

MFA Mortgage Investments, Inc.
Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)	March 31, 2004	December 31, 2003

	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”)	$5,697,601	$4,372,718
Cash and cash equivalents	68,608	139,707
Accrued interest receivable	22,582	18,809
Interest rate cap agreements	2,071	276
Real estate held for investment	30,500	24,288
Goodwill, net	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and
Dividend Reinvestment Plan (“DRSPP”)	11,031	705
Prepaid and other assets	1,792	1,238

	$5,841,374	$4,564,930

Liabilities:
Repurchase agreements	$5,155,660	$4,024,376
Accrued interest payable	11,200	7,239
Mortgages payable on real estate	22,832	16,161
Dividends payable	--	15,923
MBS purchase payable	2,659	15,010
Accrued expenses and other liabilities	1,210	1,263

	$5,193,561	$4,079,972

Commitments and contingencies	--	--

Stockholders’ Equity:
Common stock, $.01 par value; 375,000,000 shares authorized;
74,976,327 and 63,201,224 issued and outstanding at
March 31, 2004 and December 31, 2003, respectively	750	632
Additional paid-in capital	626,348	512,199
Accumulated earnings/(deficit)	6,141	(15,764)
Accumulated other comprehensive income/(loss)	14,574	(12,109)

	647,813	484,958

	$5,841,374	$4,564,930

MFA Mortgage Investments, Inc.
Consolidated Statements of Income
	Three Months Ended March 31,

	2004	2003
(In Thousands, Except Per Share Amounts)
	(Unaudited)
Interest Income:
MBS income	$40,066	$32,065
Interest income on temporary cash investments	167	123

Total Interest Income	40,233	32,188

Interest Expense on Repurchase Agreements	16,141	14,967

Net Interest Income	24,092	17,221

Other Income:
Revenue from operations of real estate	1,002	427
Loss from equity interest in real estate	--	(100)

Miscellaneous other income	162	--

Total Other Income	1,164	327

Operating and Other Expense:

Compensation and benefits	1,467	951

Real estate operating expense	709	347

Mortgage interest on real estate	426	203

Other general and administrative	749	703

Total Operating and Other Expense	3,351	2,204

Net Income	$21,905	$15,344

Income Per Share:
Net income per share – basic	$0.32	$0.33
Weighted average shares outstanding – basic	68,910	46,316

Net income per share – diluted	$0.32	$0.33
Weighted average shares outstanding – diluted	69,001	46,378